Exhibit 10.4

CONFIDENTIAL-SPECIAL HANDLING

February 16, 2010

John Doolittle

1284 Fieldcrest Lane

Oakville, ON L6M 2L7

Dear John:

As we discussed, I am pleased to confirm your position as Senior Vice President, Finance and Corporate Services of Nortel Networks Corporation (“NNC”) and Nortel Networks Limited (“NNL”) (the “Position”), and your compensation arrangements in connection with your Position. This letter (the “Agreement”) amends, restates and supersedes your employment agreement with Nortel Networks Limited dated May 30, 2008 and supplemental agreement dated September 28, 2009 (together, and as amended from time to time, the “Original Agreement”), and the Original Agreement shall cease to be effective as of the date hereof. Nortel Networks Corp. (“NNC”) and/or Nortel Networks Limited (“NNL”) and/or, where applicable, any subsidiary thereof including NNI, are collectively referred to herein as “Nortel”.

Implementation of certain elements of this Agreement, including one or more of the following: (i) acceleration of any payment under the Nortel Networks Corporation Key Executive Incentive Plan and (ii) the Special Incentive Plan (addressed below), is subject to approval by the NNC and NNL Boards of Directors, Ernst & Young Inc. as the Monitor appointed under the Companies’ Creditors Arrangement Act (the “Canadian Monitor”) in consultation with the NNI Principal Officer, the Unsecured Creditors Committee, and the Ad Hoc Bondholder group (the Principal Officer, the Unsecured Creditors Committee and the Ad Hoc Bondholder group together form the “Group”), and any necessary court approvals.

All dollar amounts contained herein are expressed in Canadian dollars.

Base Salary

Your base salary will continue to be $550,000, calculated on a per annum basis and paid to you bi-weekly.

Annual Incentive Plan

You will continue to be eligible to participate in the Nortel Networks Limited Annual Incentive Plan (“AIP”) pursuant to its terms and conditions. Your annual target award under the AIP is 100% of base salary.

Special Incentive Plan

Conditioned upon your acceptance of this agreement and to the extent permitted by applicable laws, you will be eligible, provided you are an active employee as of December 31, 2011, to receive a payment of $900,000 as a participant in the Nortel Special Incentive Plan in accordance with its terms and conditions, a copy of which is enclosed and will be presented to the Canadian Courts in the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) proceedings and the U.S. Bankruptcy Court for approval on March 3rd, 2010. The enclosed documents (the “Plan Document”) and this Agreement are subject to receipt of such court approvals and any future amendments that may be made to them by such courts or the Board and, as so approved and amended, are collectively referred to as the “Plan”.1

Notwithstanding provisions in the Plan, to the contrary, in the event NNC/NNL initiates your employment termination and it is not for Cause, or upon the termination of your employment due to death or disability, you will receive immediate full acceleration and payment of (x) $450,000, in the event of termination during 2010 due to disability, or (y) $900,000, in the event of (A) termination by NNC/NNL prior to April 30, 2012 not for Cause or due to death, or (B) termination on or after January 1, 2011 but prior to April 30, 2012 due to disability. The applicable amount will be paid to you (or, as applicable, your estate) as soon as reasonably practicable but not later than 60 days following such termination of employment. In the event of your voluntary resignation or termination by NNC/NNL for Cause, all unpaid amounts are forfeited. For purposes of this Agreement, termination of employment by you upon a material breach of this agreement by Nortel will constitute an involuntary termination by NNC/NNL not for Cause, in the event that (a) such termination occurs no later than the earlier of December 31, 2011 and 135 days following the occurrence of such breach; (b) within 90 days of such breach, you provide Nortel with written notice of the occurrence of such breach; (c) Nortel had 30 days’ opportunity to cure such breach following receipt of written notice from you; and (d) such breach is not so cured.

2009 Key Executive Incentive Plan

By no later than March 31, 2010, you will receive an accelerated payment of any award under the Nortel Networks Corporation Key Executive Incentive Plan not yet paid to you at that time.

Benefits and Retirement Plans

You will continue to be eligible to participate in Nortel’s employee benefit plans (including Nortel’s retirement program) in accordance with the terms of these plans, programs and policies, as, to the extent applicable, they are typically offered to senior executives.

All of those benefit and retirement plans, programs and policies are periodically reviewed and changes, including enhancements, reductions or terminations, may result to them as currently described.

You will continue to accrue five weeks vacation per annum. Vacation will accrue monthly at a rate of 2.08 days per month of employment.

[1]	Capitalized terms used but not defined in this Agreement have the meanings attributed to such terms in the Plan Document.

Recoupment of Incentive Based Compensation

It is not anticipated in the normal course of events that you will have to re-pay NNC/NNL for any incentive based compensation payments received during your employment tenure with Nortel. However, you will continue to be subject to the Compensation and Human Resources Committee Policy Regarding Recoupment of Incentive Compensation.

Reporting Insider

You will continue to be designated a Reporting Insider and Section 16 officer under applicable Canadian and U.S. securities regulations.

Tax Conflict Review Program

As a board appointed officer, you will continue to be required to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared and/or reviewed by our designated tax provider at company expense.

Senior Executive Duties

As a senior executive of Nortel, you are expected to perform your responsibilities at an exemplar level while displaying the highest standards. Accordingly, during your employment you are expected, by way of example, to:

(a)	faithfully and diligently perform your duties and exercise your powers consistent with your position as may from time to time be assigned to or vested in you by Nortel or the Nortel Boards;
(b)	comply with all reasonable and lawful requests made by Nortel or the Nortel Boards;
(c)	use your best endeavors to promote and protect and extend the business, reputation, welfare and the interests of Nortel;
(d)	be familiar with and act in a manner consistent with Nortel’s Code of Business Conduct;
(e)	be familiar with and comply with Nortel policies and procedures relevant to your role or your actions as an employee; and
(f)	report to the Nortel Boards any matters of concern that come to your attention, it being your duty to report any acts of misconduct, dishonesty, breach of company rules or breach of any of the rules of any relevant regulatory bodies committed, contemplated or discussed by any Nortel employee or a third party. Nortel will keep confidential whatever is reported save as required by law or a court or authority of competent jurisdiction.

Intellectual Property and Conflict of Interest Agreements

You acknowledge that you continue to be bound by the terms of Nortel’s Intellectual Property Agreement and Conflict of Interest Agreement, which have been previously signed by you.

Code of Business Conduct

Nortel’s Code of Business Conduct is extremely important. As an industry leader and innovator, we have always strived to take a lead in setting out ethical guidelines for our employees, which we consider essential to the long term success of Nortel. These guidelines are contained within the Code of Business Conduct. By signing this Agreement, you will continue to be required to comply with the Code of Business Conduct and Nortel’s policies and procedures.

Indemnification

Nortel will continue to indemnify you and hold you harmless for all acts and omissions to act committed when performing the duties of your Position in accordance with, and to the maximum extent provided under the applicable charter and by-laws of Nortel and applicable law. Nortel will advance all costs of indemnification during any proceeding provided that you undertake to refund those advances if it is finally determined that you were not entitled to indemnification. Nortel will continue to insure you, during your employment and for the period thereafter during which you may be subject to any liability for your acts or omissions to act while employed, pursuant to Nortel’s contract(s) of officers and directors liability insurance in effect for other senior executives of Nortel, and in accordance with and subject to the terms of those contracts.

If you accept these terms, please sign and return one copy of this letter to me and retain a copy for your files.

Sincerely,

NORTEL NETWORKS LTD.

/S/ ELENA KING
Elena King SVP, Human Resources

Accepted this 11th day of March, 2010

/S/ JOHN DOOLITTLE
John Doolittle